Exhibit 10.9

Remy International, Inc.

2010 Long-Term Incentive Cash Bonus Plan

This 2010 Long-Term Incentive Cash Bonus Plan (the “Plan”), dated as of December 6, 2007 has been adopted by the Board of Directors of Remy International, Inc., a Delaware corporation, having its principal offices at 2902 Enterprise Drive, Anderson, Indiana 46013 (the “Company”).

1.	PURPOSE

The purpose of the Remy International, Inc. Long-Term Incentive Cash Bonus Plan (the “Plan”) is to motivate, retain and reward employees of the Company for their continued service through the Term, as defined below.

2.	DEFINITIONS

“Actual EBITDAR” means the Company’s EBITDAR as of the Measuring Date, as determined by reference to the Company’s audited financial statements for the Term; provided, however, that in the event a Change in Control occurs prior to the end of the Term, the Company’s EBITDAR shall be determined with reference to the Company’s unaudited quarterly financial statements as of the Measuring Date; provided further, that in the event a Change in Control occurs (i) during the first fiscal quarter of any Fiscal Year (other than the first Fiscal Year) of the Term, Actual EBITDAR will be deemed to be the Actual EBITDAR for the previous Fiscal Year or (ii) during the first fiscal quarter of the Fiscal Year of the Term, Actual EBITDAR will be deemed to be the EBITDAR Target for the Term.

“Annual Bonus Plan” means the Remy International Inc. Amended and Restated Annual Incentive Bonus Plan, as amended from time to time.

“Board” means the Board of Directors of the Company.

“Cause” means, with respect to a Participant, (a) the Participant engages in gross misconduct or gross negligence in the performance of such Participant’s duties for the Company or any of its subsidiaries, (b) the Participant embezzles assets of the Company or any of its subsidiaries, (c) the Participant is convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) the Participant’s breach of any restrictive covenant in such Participant’s employment agreement, if any, and any other written agreement between the Participant and the Company, or (e) the Participant’s willful and material failure to follow the lawful and reasonable instructions of the Board, which, in each such case (except with regard to (c)), is not cured within a reasonable period of time after receipt of notice.

“Change in Control” means the occurrence of any of the following events:

(a) the Company shall sell, convey or dispose of, by means of any transaction or series of transactions, all or substantially all of the assets of the Company (on a consolidated basis, it being agreed that for purposes of this definition, “substantially all the assets of the Company” shall include, without limitation, assets accounting for 51% or more of the sales of the Company and its subsidiaries taken as a whole during the immediately preceding twelve month period); provided, however, that one person or persons acting as a Group (as defined below) acquires (or has acquired during the 12- month period ending on the date of the last acquisition) at least 40% of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions;

(b) the merger or consolidation of the Company with or into another Person (as defined below) or the merger of another Person with or into the Company, by means of any transaction or series of transactions, other than a merger or consolidation transaction immediately following which (A) securities issued in such transaction and in all other merger or consolidation transactions after the date the Company’s Series A Preferred Stock is issued (“Merger Issuance Voting Stock”) represented in the aggregate less than a majority of the total voting power of the Voting Stock (as defined below) of the surviving Person in such merger or consolidation transaction immediately following such transaction, and (B) the holders of securities representing the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction (other than Merger Issuance Voting Stock) hold such securities (other than Merger Issuance Voting Stock) immediately after such transaction and in the same proportion as before such transaction;

(c) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) a person consisting of one or more Permitted Holders (as defined below) (or a person in which Permitted Holders hold a majority of the aggregate number of shares held by such person), (B) an underwriter of equity securities in a public offering or (C) a person pursuing a drag-along sale pursuant to the terms of the certificate of incorporation of the Company, is or becomes “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (c) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company; provided, however, that for purposes of this clause (c) such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (c)), directly or indirectly, of more than a majority of the voting power of the Voting Stock of such parent entity;

(d) at any time (A) that the Company or any successor by merger or consolidation is a public reporting company under the Exchange Act with its common stock listed on a national securities exchange or (B) after a registration statement covering shares of common stock filed pursuant to a demand registration under the registration rights agreement entered into in connection with the Plan has become effective, the date during any 12-month period that individuals who on the Plan Effective Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the

Company was made pursuant to special nomination rights provided under the Company’s or such successor’s certificate of incorporation or a stockholders agreement between the Company or such successor and such stockholder or stockholders or was approved by a vote of a majority of the directors of the Company or such successor then still in office who were either directors on the Plan Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

(e) Notwithstanding the foregoing, no Change in Control shall occur due solely to the restructuring of the Company’s debt obligations, and no transaction or event shall constitute a Change in Control for purposes of the Plan unless the transaction or event constitutes a change in the ownership of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), a change in effective control of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)) or a change in the ownership of a substantial portion of the assets of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)).

(f) For purposes of this Change in Control definition:

(A) “Group” shall mean persons acting in a manner described in Treasury Regulation Section 1.409A-3(i)(5)(v)(B);

(B) “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity;

(C) “Plan Effective Date” shall mean the date of effectiveness of that certain joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code dated October 8, 2007, as confirmed by the United States Bankruptcy Court for the District of Delaware on November 20, 2007, and in accordance with Section 303 of the Delaware General Corporation Law;

(D) “Permitted Holders” shall mean each noteholder party to that certain Plan Support Agreement, dated as of June 15, 2007, as the same may have been amended, modified and supplemented, and any affiliates of such noteholders; and

(E) “Voting Stock” means the capital stock of any Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Change in Control Payment Date” means a date within 30 calendar days of the effective date of a Change in Control. (In the event the Participant’s Long-Term Incentive Cash Bonus becomes payable under Section 4 hereof other than because of a Change in Control, the phrase “date of termination” shall be substituted for “date of a Change in Control” hereunder.)

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“EBITDAR” means earnings before interest, taxes, depreciation, amortization and restructuring costs, without giving effect to payment of extraordinary expenses, including, without limitation, any restructuring costs, and prior to any consideration for the impact of Fresh Start Accounting, all as adjusted in accordance with Section 6.

“EBITDAR Bonus” means, with respect to each Participant, an amount equal to the product of (i) the EBITDAR Ratio and (ii) such Participant’s Target Bonus.

“EBITDAR Maximum” means, with respect to each Measuring date during the Term, the amount provided in Annex A. If Actual EBITDAR is between the EBITDAR Target and the EBITDAR Maximum, Participants will receive between 100% and 150% of their Target Bonus. If Actual EBITDAR exceeds the EBITDAR Maximum, Participants will receive 150% of their Target Bonus.

“EBITDAR Ratio” means:

(a) if the Actual EBITDAR is less than the EBITDAR Threshold, then zero;

(b) if the Actual EBITDAR is greater than or equal to the EBITDAR Threshold but less than or equal to the EBITDAR Target, then (i) 0.50 plus (ii) 0.50 multiplied by (x) the Actual EBITDAR minus the EBITDAR Threshold and then divided by (y) the EBITDAR Target minus the EBITDAR Threshold;

(c) if the Actual EBITDAR is greater than the EBITDAR Target, but less than the EBITDAR Maximum, then (i) 1.00 plus (ii) 0.50 multiplied by (x) the Actual EBITDAR minus the EBITDAR Target and then divided by (y) the EBITDAR Maximum minus the EBITDAR Target;

(d) if the Actual EBITDAR is greater than the EBITDAR Maximum, then 1.50.

“EBITDAR Target” means, with respect to each Measuring date during the Term, the amount provided in Annex A.

“EBITDAR Threshold” means, with respect to each Measuring date during the Term, the amount provided in Annex A. This represents the lowest EBITDAR for which the Participants will receive a Long-Term Incentive Cash Bonus. If Actual EBITDAR is between the EBITDAR Threshold and the EBITDAR Target, Participants will receive between 50% and 100% of their Target Bonus.

“Effective Date” means the date that the requisite shareholder approval necessary to satisfy Section 280G(b)(5) of the Code is obtained.

“Final Payment Date” means a day no later than 5 business days following the first anniversary of the Initial Payment Date.

“Fiscal Year” means a fiscal year of the Company, which shall begin on January 1 and end on December 31 of each year.

“Good Reason” means and will be deemed to exist if, without the Participant’s consent, (a) the Participant suffers a material diminution in the Participant’s duties, responsibilities or effective authority or any adverse changes in the Participant’s titles or positions, (b) the Participant suffers a reduction of “Base Salary” or target bonus opportunity as defined in his or her employment agreement, if any; or (c) the Company fails to pay any earned compensation or to provide for the Participant’s vested benefits when due and payable and which, in each such case, is not cured within a reasonable period of time after receipt of notice. For the avoidance of doubt, the setting by the Board of any performance goals for this Plan shall not be deemed Good Reason, regardless of the magnitude of such performance goals. Moreover, the failure by a Participant to renew such Participant’s employment agreement, if any, shall not be deemed to be Good Reason.

“Initial Payment Date” means a date within 75 days of the last day of the last Fiscal Year of the Term, but in no event later than March 15 of the calendar year following the calendar year in which the Term ends.

“Long-Term Incentive Cash Bonus” means, with respect to each Participant, an amount equal to such Participant’s EBITDAR Bonus, if any, which amount with respect to any Participant who commences employment with the Company after the first day of the first Fiscal Year of the Term shall be prorated by multiplying such amount by a fraction (i) numerator of which is the number of days that have transpired from the first day of such Participant’s employment up to and including the earliest to occur of the last day of the last Fiscal Year of the Term or the effective date of a Change of Control or termination of employment (other than by the Company for Cause or by the Participant without Good Reason) and (ii) denominator of which is 1096; provided, however, that in the event a Prorated Long-Term Incentive Cash Bonus is paid to any Participant in lieu of a Long-Term Incentive Cash Bonus for the Term, such Participant’s Long-Term Incentive Cash Bonus shall be zero.

“Measuring Date” means, the last day of the last Fiscal Year of the Term; provided, however, that if a Change in Control occurs during the Term, the Measuring Date shall be the last day of the fiscal quarter that immediately precedes the fiscal quarter in which such Change in Control occurs. For the avoidance of doubt, absent a Change in Control, the Measuring Date with respect to a Participant’s Prorated Long-Term Incentive Cash Bonus in the event of termination other than for Cause or without Good Reason shall be the last day of the last Fiscal Year of the Term.

“Participant” means any employee of the Company who is chosen by the Board to become a participant in the Plan in accordance with the provisions of Section 3.

“Prorated Long-Term Incentive Cash Bonus” means, in the event a Change in Control occurs prior to the end of the Term, or a Participant is terminated other than for Cause or resigns without Good Reason, the Long-Term Incentive Cash Bonus that would have otherwise been paid multiplied by a fraction, the numerator of which is the number of days that have transpired in the Term, up to and including the effective date of the Change in Control or termination, as applicable, and the denominator of which is 1096. The Prorated Long-Term Incentive Cash Bonus, if any, shall be paid in lieu of the Long-Term Incentive Cash Bonus for the Term.

“Section 409A” means Section 409A of the Code and any related guidance issued by the Internal Revenue Service or the U.S. Treasury Department.

“Target Bonus” means, with respect to a Participant, the target bonus listed next to such participant’s name of Annex B.

“Term” means the period beginning January 1, 2008 and ending on December 31, 2010.

3.	ELIGIBILITY AND PARTICIPATION

The Board, in its sole discretion, shall determine which employees of the Company shall become Participants. Each Participant will be notified in writing of his or her participation in the Plan. The Board may, from time to time, amend Annex B; provided, however, that the Board may not make any amendment that would adversely affect any Participant without such Participant’s consent.

4.	LONG-TERM INCENTIVE CASH BONUS

Subject to the provisions of Section 5 below, each Participant shall be paid his or her Long-Term Incentive Cash Bonus, if any, in two substantially equal, lump sum cash installments on each of the Initial Payment Date and the Final Payment Date; provided, however, that in the event of a Change in Control, amounts payable under the Plan, including, without limitation, any remaining installment payments or any Prorated Long-Term Incentive Cash Bonus, shall be paid in full on the Change in Control Payment Date.

5.	VESTING & TERMINATION OF EMPLOYMENT

Each Participant’s Long-Term Incentive Cash Bonus, if any, will vest if they are employed by the Company on the last day of the last Fiscal Year of the Term. If, prior to that date, a Participant resigns from employment with the Company without Good Reason or the Company terminates such Participant’s employment for Cause, the Participant shall forfeit his or her Long-Term Incentive Cash Bonus. If a Participant’s employment terminates prior to the last day of the last Fiscal Year of the Term for any other reason, the Participant, or such Participant’s beneficiary, as the case may be, shall be entitled to receive, upon the earlier to occur of the Initial Payment Date or a Change in Control Payment Date, if any, a Prorated Long-Term Incentive Cash Bonus, if any. Notwithstanding any provision of this Plan to the contrary, in the event the Participant is determined to be a “specified employee” within the meaning of Section 409A of the Code as of the time of a separation from service (other than by reason of death or disability) as defined in such Section 409A, any payments due hereunder to the Participant upon such separation from service, to the extent they are subject to such Section 409A, shall be deferred until the date that is six months following such separation.

6.	EBITDAR ADJUSTMENTS IN THE EVENT OF BUSINESS UNIT SALE OR ACQUISITION

(a) In the event of a sale or disposition of one or more Business Units during any Fiscal Year of the Term, Remy EBITDAR Threshold, Remy EBITDAR Target, Remy EBITDAR Maximum and Remy Actual EBITDAR for such Fiscal Year shall each be proportionally adjusted (up or down as appropriate in the circumstance), in accordance with the reasonable determination of the Board after consultation with the Company’s auditors, for any fiscal quarter ending after the date of such sale or disposition for such Fiscal Year by the relevant Business Unit EBITDAR Threshold, Business Unit EBITDAR Target, Business Unit EBITDAR Maximum and Business Unit Actual EBITDAR, respectively, for any fiscal quarter ending after the date of such sale or disposition in any Fiscal Year ending after such sale or disposition. For purposes of this paragraph, the terms Business Unit EBITDAR Threshold, Business Unit EBITDAR Target, Business Unit EBITDAR Maximum and Business Unit Actual EBITDAR have the meaning given to such terms under the Annual Bonus Plan for the Fiscal Year in which such sale or disposition occurs.

(b) In the event of a purchase or acquisition of one or more Business Units during any Fiscal Year of the Term, Remy EBITDAR Threshold, Remy EBITDAR Target, Remy EBITDAR Maximum and Remy Actual EBITDAR for such Fiscal Year shall each shall be proportionally adjusted (up or down as appropriate in the circumstance), in accordance with the reasonable determination of the Board after consultation with the Company’s auditors, for any fiscal quarter ending after the date of such purchase or acquisition for such Fiscal Year by the relevant Business Unit EBITDAR Threshold, Business Unit EBITDAR Target, Business Unit EBITDAR Maximum and Business Unit Actual EBITDAR, respectively, for any fiscal quarter ending after the date of such purchase or acquisition in any Fiscal Year ending after such purchase or acquisition.

(c) Each such proportional adjustment described in clause (a) and (b) above shall be made based upon the “base case” valuation analysis underlying the Board’s approval of such transaction referred to in clause (a) or (b), and the resetting of applicable EBITDAR amounts in accordance with this Section 6 in respect of each such transaction shall be agreed to by the Board at the time the Board approves such transaction and become effective upon the closing of such transaction.

7.	ADMINISTRATION

The Plan shall be administered by the Board, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the Plan, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Board’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants and beneficiaries.

8.	DESIGNATION OF BENEFICIARY

A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to the payment of the Long-Term Incentive Cash Bonus hereunder, shall receive payment of the Long-Term Incentive Cash Bonus, if any, and the Prorated Long-Term Incentive Cash Bonus if any. Such designation shall be made by the Participant on a form prescribed by the Board. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company’s Vice President for Compensation and Benefits. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving the Long-Term Incentive Cash Bonus or Prorated Long-Term Incentive Cash Bonus payable under the Plan, such amount shall be paid to the Participant’s estate.

9.	AMENDMENT AND TERMINATION

The Board may not terminate this Plan or amend or modify it in whole or in part prior to the end of the Term in any manner that would adversely affect any Participant hereunder except with the written consent of a committee to be composed of the chief executive officer, senior vice president and chief financial officer and senior vice president and chief human resources officer of the Company. Notwithstanding the foregoing, if any provision of the Plan contravenes Section 409A, the Company may reform the Plan or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A.

10.	MISCELLANEOUS PROVISIONS

(a) This Plan is completely voluntary on the part of the Company. No employee or other person shall have any claim or right to participate in this Plan other than as provided hereunder. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or shall affect the terms and conditions of any Participant’s employment with the Company.

(b) A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 7 hereof, and any attempted assignment or transfer shall be null and void.

(c) The Plan shall be unfunded and any payments made hereunder shall be paid from the general assets of the Company. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of the Long-Term Incentive Cash Bonus.

(d) The Company shall have the right to deduct from all amounts paid under the Plan any applicable taxes or other amounts required by law to be withheld.

(e) The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company and the heirs and beneficiaries of each Participant. In addition, the

Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform its obligations under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place. Any reference to the Company hereunder shall include any successor(s) to the Company.

(f) The Plan shall be construed, interpreted and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.